                                                EXHIBIT 21.1

Subsidiaries of Registrant

Name of Entity	State or Other Jurisdiction of Incorporation or Organization

Domestic
Deckers Consumer Direct Corporation	USA (Arizona)

International
Deckers International HK Limited	Hong Kong
Deckers Macau Limited	Macau